Exhibit 99.1

Power REIT Provides Corporate Update

Stable Quarterly FFO with Potential for Significant Internal Growth

PROGRESS WITH RESPECT TO Michigan Greenhouse Cannabis Licensing

Old Bethpage, New York, August 12, 2022 (GLOBE NEWSWIRE) Power REIT (NYSE-AMEX: PW and PW.PRA) (“Power REIT” or the “Trust”), with a focused “Triple Bottom Line” strategy and a commitment to people, planet, and profit, is providing information regarding its quarterly financial performance, cannabis licensing at is Michigan greenhouse property and other portfolio updates. The information provided below includes highlights from its quarterly report and current business activities as reported on its Form 10Q filed with the SEC.

Q2 -2022 FINANCIAL HIGHLIGHTS

●	During the second quarter of 2022, the Trust reported Core FFO of $0.41 per share compared to Core FFO per share of $0.51 for the comparable period in 2021.
●	Core FFO for the period ended June 30, 2022, of $0.41 per share compares to $0.40 per share for the quarter ended March 31, 2022.

Commenting on the results and Q2-2022 achievements, David Lesser, Chief Executive Officer stated, “Power REIT is currently focused on greenhouse as a unique real estate asset class as a sustainable solution for the cultivation of certain crops. Since pivoting to focus on greenhouses, we have acquired approximately 2.2 million square feet of which approximately 51% is currently focused on food cultivation and 49% is currently focused on cannabis cultivation. We recently acquired a 1.1 million square foot greenhouse focused on the cultivation of tomatoes which we believe was acquired at a deep discount to replacement cost. Regarding our cannabis portfolio, the wholesale price for cannabis has exhibited significant price compression over the past several quarters in most markets, which is impacting our cannabis tenants. As we work through this market dynamic, we remain optimistic that our investment thesis focused on greenhouses provides a competitive advantage relative to the common approach to cannabis cultivation in the form of warehouse/indoor facilities. Simply put, greenhouses cost less to build and are more efficient to operate than warehouse style indoor cultivation facilities.”

Michigan Greenhouse Cannabis Licensing Update

As previously disclosed in a Form 8K filed July 18, 2022, cannabis licensing for Power REIT’s property located in Michigan has been delayed. The Michigan Cannabis Regulatory Authority (“CRA”) application requires submitting a Certificate of Occupancy (“CO”) or alternative documentation where a CO does not exist, Since the property has Agricultural zoning, it is exempt from the Marengo Township building code and the requirement for a CO. Power REIT requested a simple two sentence letter from Marengo Township that the CRA had pre-approved in order to meet this requirement but Marengo Township refused to provide the letter which ultimately led to Power REIT filing two litigations against Marengo Township. As previously disclosed, PW Marengo recently secured the requested statement from Marengo Township and the application for cannabis licensing was submitted to CRA. With respect to the litigations, Power REIT agreed to dismiss one of the two actions and Marengo Township has agreed to continue with a court ordered mediation process to resolve remaining issues.

With the licensing process now moving forward, on August 9, 2022, CRA performed a pre-licensure inspection and identified that no deficiencies existed. In addition to the CRA approval we received, we are required to secure the approval of the Michigan Bureau of Fire Services (“BFS”). The BFS process is underway but there is no certainty as to the timing to complete this process and ultimately secure the cannabis licenses. We will continue to provide updates as the licensing process progresses.

Due to the uncertainty of the timing for receipt of cash rent, effective Q1 2022, we concluded that income from this lease will be recognized on a cash basis rather than on a straight-line basis until there is more clarity regarding the ability to pay rent based on commencement of operations. As such, no income was reported for this property during Q1 2022 and Q2 2022. The Michigan greenhouse property represents the single largest asset in terms of potential income generation within Power REIT’s existing portfolio. Based on the lease rate in place, and assuming income is recognized on a straight-line basis, the incremental Core FFO from this asset would be approximately $0.38 per share per quarter.

Q2-2022 Leasing and Tenant Activity

When we started investing in cannabis greenhouses in Colorado in mid-2019, we created a sculpted rent schedule to designed to repay Power REIT’s investment over 36 months followed by a lower long-term ongoing rent. This was established based on market conditions that showed significant profit potential, but we ultimately expected price compression and felt this structure set up a better dynamic for long-term success. For some of our Colorado tenants, we have already received a significant amount of our total investment back in the form of rent. Due to recent dramatic wholesale cannabis price compression in Colorado, the Trust has offered relief to several of our Colorado tenants whereby monthly cash payments are restructured to lower rent payments during 2022 and increase rent payments in 2023 or 2024. The restructurings still contemplate a full return of Power REIT’s investment over 36 months but lowers the near-term amounts paid. These amendments also do not affect the total amount of rent to be collected or the straight-line revenue calculation from these leases assuming the tenants can continue to perform. As of June 30, 2022, the Trust has executed seven of these lease amendments.

On May 1, 2022, PW CO CanRE MF LLC (“CanRE MF”), a wholly owned subsidiary of the Trust, entered into a new triple-net lease (the “EB Lease”) with Elevate & Bloom, LLC (“EB Tenant”) for one of the two subdivided lots owned in Ordway, CO and previously occupied by PSP Management LLC (“PSP”) which was evicted. The term of the EB Lease is 20 years and provides two options to extend for additional five-year periods. Power REIT’s total commitment to this project is approximately $1,282,000 with $750,283 remaining to be funded. The EB Lease also has financial guarantees from affiliates of the EB Tenant. The EB Tenant intends to operate as a licensed cannabis cultivation and processing facility. The EB Lease is structured to provide an annual straight-line rent of approximately $239,000, representing an approximately 18.6% unleveraged FFO yield on invested capital.

On June 1, 2022, PW CO CanRE Apotheke LLC (“PW Apotheke”) amended its lease with Dom F LLC (the “Apotheke Tenant”) to provide $364,650 for additional improvements to the property as well as to restructure the timing of lease payments. The additional revenue on an annualized straight-line basis is approximately $62,000 which represents approximately 17% unleveraged FFO yield. However, based on the history of payments, rent for this property is currently being treated on a cash basis and not on a straight-line basis. Trust may commence straight-lining based on an ongoing assessment of the ability of the tenant to pay rent.

On June 1, 2022, PW CO CanRE Grail LLC (“PW Grail”) amended its lease with The Sandlot, LLC to restructure the timing of the rent payments but the total straight-line rent over the life of the lease is unchanged and an additional guarantor was added to the lease. Revenue recognition for the Sandlot Lease is currently being handled on a cash-basis and the Trust may commence straight-lining based on an ongoing assessment of the ability of the tenant to pay rent.

On June, 27, 2022, PW MI CanRE Marengo LLC (“PW Marengo”) entered into a lease amendment with Marengo Cannabis LLC (the Marengo Lease Amendment), to push out rent commencement to Q1 2023 to reflect the uncertainty around the timing of cannabis licensing. The amendment was structured to maintain the same level of straight-line accounting for rent for Power REIT. As previously disclosed, the Trust has stopped including revenue from our property located Michigan due to uncertainty around timing for cannabis licensing and commencement of operations. Once there is more certainty around the timing of the ability of the tenant to pay rent, Power REIT will resume recognition of revenue. Had the straight-line rent for the Michigan property been included in the second quarter 2022 calculation, the incremental FFO would be $0.38 per share per quarter.

Mr. Lesser commented on the recent leasing and tenant activity, “As previously mentioned, wholesale cannabis prices nationwide have compressed with Colorado among the most severe. We are working with our tenants to get through this period of excess supply and have executed a number of lease amendments to support their viability in this market climate. With wholesale prices below the cost of production, especially for indoor/warehouse style cultivation facilities, supply should continue to come off-line. We are seeing cultivation facilities shutting down and fire-selling product which is further driving down prices. Ultimately, we expect supply and demand to revert to sustainable levels that can generate profits for efficient operators of cultivation facilities. We believe that this market climate will reaffirm our investment thesis that the lower cost of production in greenhouses ultimately represent the viable path forward for cannabis cultivation.”

PORTFOLIO

Power REIT’s portfolio currently comprises:

●	22 Controlled Environment Agriculture (CEA) properties in the form of greenhouses totaling more than 2.2 million square feet;
●	7 solar farm ground leases totaling 601 acres; and
●	112 miles of railroad property.

Mr. Lesser commented on Power REIT’s outlook, “While there are certainly challenges within our portfolio, we currently trade at a relatively low multiple of Core FFO. In addition, we believe the cost basis in our assets should provide some form of downside protection along with the fact that we own real estate rather than the underlying operating businesses. We look forward to moving forward with our focus on greenhouse cultivation properties as a technology play in the form of real estate.”

Capital MARKETS ACTIVITY

As previously announced, Power REIT entered into a Debt Facility with initial availability of $20 million with a 5.52% fixed interest rate. As of June 30, 2022, $11,500,000 was drawn on the Debt Facility.

DISTRIBUTIONS

During the three months ended June 30, 2022, the Trust paid quarterly dividends of approximately $163,000 ($0.484375 per share) on Power REIT’s 7.75% Series A Cumulative Redeemable Perpetual Preferred Stock., which was payable on September 15, 2022 to shareholders of record on August 15, 2022.

UPDATED INVESTMENT PRESENTATION

Power REIT has posted an updated investor presentation which is available using the following link: https://www.pwreit.com/investors

STATEMENT ON SUSTAINABILITY

Power REIT owns real estate related to infrastructure assets including properties for Controlled Environment Agriculture facilities with a focus on greenhouses, Renewable Energy and Transportation.

CEA facilities in the form of greenhouses, provide an extremely environmentally friendly solution, which consume approximately 70% less energy than indoor growing operations that do not benefit from “free” sunlight. greenhouses use 90% less water than field grown plants, and Power REIT’s greenhouse properties operate without the use of pesticides and avoid agricultural runoff of fertilizers and pesticides. These facilities cultivate medical Cannabis, which has been recommended to help manage a myriad of medical symptoms, including seizures and spasms, multiple sclerosis, post-traumatic stress disorder, migraines, arthritis, Parkinson’s disease, and Alzheimer’s. To date, the FDA has not approved a marketing application for cannabis for the treatment of any disease or condition.

Renewable Energy assets are comprised of land and infrastructure associated with utility scale solar farms. These projects produce power without the use of fossil fuels thereby lowering carbon emissions. The solar farms produce approximately 50,000,000 kWh of electricity annually which is enough to power approximately 4,600 homes on a carbon free basis.

Transportation assets are comprised of land associated with a railroad, an environmentally friendly mode of bulk transportation.

ABOUT POWER REIT

Power REIT, with a focus on the “Triple Bottom Line” and a commitment to people, planet and profit, is a specialized real estate investment trust (REIT) that owns sustainable real estate related to infrastructure assets including properties for Controlled Environment Agriculture, Renewable Energy and Transportation. Power REIT is actively seeking to expand its real estate portfolio related to Controlled Environment Agriculture in the form of greenhouses for the cultivation of food and cannabis.

Additional information about Power REIT can be found on its website: www.pwreit.com

Cautionary Statement About Forward-Looking Statements

This document includes forward-looking statements within the meaning of the U.S. securities laws. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume”, “seek” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained in this document regarding our future strategy, future operations, future prospects, the future of our industries and results that might be obtained by pursuing management’s current or future plans and objectives are forward-looking statements. You should not place undue reliance on any forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date of the filing of this document. Over time, our actual results, performance, financial condition or achievements may differ from the anticipated results, performance, financial condition or achievements that are expressed or implied by our forward-looking statements, and such differences may be significant and materially adverse to our security holders.

Non-GAAP Financial Measures

This document contains supplemental financial measures that are not calculated pursuant to U.S. generally accepted accounting principles (“GAAP”), including the measure identified by us as Core Funds From Operations Available to Common Shares (“Core FFO”). Management believes that Core FFO is a useful supplemental measure of the Trust’s operating performance. Management believes that alternative measures of performance, such as net income computed under GAAP, or Funds From Operations computed in accordance with the definition used by the National Association of Real Estate Investment Trusts (“NAREIT”), include certain financial items that are not indicative of the results provided by the Trust’s asset portfolio and inappropriately affect the comparability of the Trust’s period-over-period performance. These items include non-recurring expenses, such as those incurred in connection with litigation, one-time upfront acquisition expenses that are not capitalized under ASC-805 and certain non-cash expenses, including non-cash, stock-based compensation expense. Therefore, management uses Core FFO and defines it as net income excluding such items. Management believes that, for the foregoing reasons, these adjustments to net income are appropriate. The Trust believes that Core FFO is a useful supplemental measure for the investing community to employ, including when comparing the Trust to other REITs that disclose similarly adjusted FFO figures, and when analyzing changes in the Trust’s performance over time. Readers are cautioned that other REITs may use different adjustments to their GAAP financial measures than we do, and that as a result the Trust’s Core FFO may not be comparable to the FFO measures used by other REITs or to other non-GAAP or GAAP financial measures used by REITs or other companies.

CONACT:

David H. Lesser, Chairman & CEO	Mary Jensen, Investor Relations
dlesser@pwreit.com	mary@irrealized.com
917-881-3142	310-526-1707

301 Winding Road
Old Bethpage, NY 11804
www.pwreit.com